Exhibit 99.1

News Release
CRESTWOOD MIDSTREAM PARTNERS LP
700 Louisiana Street, Suite 2550
Houston, TX 77002 www.crestwoodlp.com

Crestwood Midstream Announces First Quarter 2015

Financial and Operating Results

HOUSTON, TEXAS, May 6, 2015 – Crestwood Midstream Partners LP (NYSE: CMLP) (“Crestwood Midstream”) reported today its financial and operating results for the three months ended March 31, 2015.

In a separate press release issued today, Crestwood Equity Partners LP (“Crestwood Equity”) and Crestwood Midstream announced the execution of a definitive agreement to merge the two partnerships and simplify Crestwood’s corporate structure into a single publicly-traded partnership with a consolidated enterprise value of approximately $7.5 billion. Under the terms of the agreement, each common unitholder of Crestwood Midstream will receive 2.75 common units of Crestwood Equity upon closing of the transaction. Completion of the transaction is subject to the approval of Crestwood Midstream’s unitholders and customary closing conditions. The transaction is expected to close in the third quarter 2015.

First Quarter 2015 Highlights

•	Adjusted EBITDA was $124.7 million, a 26% increase, compared to $98.9 million in the first quarter 2014

•	Net income was $21.7 million, compared to net income of $5.5 million in the first quarter 2014

•	Distributable cash flow was $93.1 million, a 34% increase, compared to $69.7 million in first quarter 2014

•	Distribution coverage ratio was 1.05x in the first quarter 2015

•	Completed a $700 million 6.25% unsecured Senior Note offering and redeemed 7.75% Senior Notes due 2019 to reduce interest expense and increase available liquidity

•	Announced first quarter cash distribution of $0.41 per common unit, or $1.64 per common unit on an annualized basis, payable on May 15, 2015 to unitholders of record as of May 8, 2015

•	On track to realize approximately $15 million of savings in 2015 and capture $25 million to $30 million of annual run-rate cost reductions

“Crestwood Midstream delivered another strong quarter showing the growing contribution of investments completed in late 2013 and 2014, the benefit of our fixed-fee contract portfolio relative to the commodity price volatility experienced since mid-2014, and lower overall operating costs due to our successful cost-cutting initiative completed in the first quarter 2015,” stated Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood’s general partner.

“This continues a string of six consecutive quarters of cash flow growth and improving distribution coverage ratio, which reaffirms the value of Crestwood’s diverse midstream portfolio. Volume growth in the recent quarter highlights the solid activity level of our customers despite lower commodity prices. Importantly, our quarterly results are a great

-more-

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indicator of our employees’ commitment to streamline operations, increase efficiency and improve customer service in the current market environment. By significantly reducing first quarter 2015 operating and general and administrative expenses compared to the fourth quarter 2014, Crestwood has realized approximately $5.7 million of its 2015 cost-savings goal of $15 million.”

First Quarter 2015 Segment Results

Gathering and Processing segment EBITDA totaled $53.1 million in the first quarter 2015, a 15% increase, compared to $46.1 million in the first quarter 2014. During the first quarter 2015, average natural gas gathering volumes increased 10% to 1,241 million cubic feet per day (“MMcf/d”), processing volumes increased 7% to 203 MMcf/d and compression volumes increased 54% to a record 692 MMcf/d over the first quarter 2014. The year-over-year increase in segment volumes was driven by facility expansions, new well connects and improving well performance in the Marcellus, Barnett Dry, and PRB Niobrara shale plays, offset by a slight decrease in Barnett Rich volumes.

Storage and Transportation segment EBITDA totaled $38.5 million in the first quarter 2015, a 5% increase, compared to $36.8 million in the first quarter 2014. Segment volumes averaged 2,076 MMcf/d in the first quarter 2015, a 13% increase over the first quarter 2014, due primarily to the contribution of Marcellus Dry pipeline expansion projects completed in late 2014 and the first quarter 2015 and a full-quarter contribution from our Tres Palacios Gas Storage LLC joint venture, located on the Gulf Coast, which was formed in the fourth quarter 2014. Importantly, in the recent quarter, Crestwood’s Central New York Oil and Gas Company (“CNYOG”) storage and transportation assets showed strong customer utilization rates and margin contribution, when compared to the first quarter 2014, which was one of the coldest northeast US winter demand periods on record.

NGL and Crude Services segment EBITDA totaled $44.4 million in the first quarter 2015, a 69% increase, compared to $26.3 million in the first quarter 2014. Segment EBITDA growth was driven primarily by Crestwood’s Bakken shale operations, which include the Arrow gathering system acquired in November 2013 and the COLT Hub, which completed its latest facility expansion in the fourth quarter 2014. In the recent quarter, Arrow contributed $18.8 million compared to $8.9 million in the first quarter 2014, and the COLT Hub contributed $17.7 million, compared to $11.6 million in the first quarter 2014. During the first quarter 2015, crude, gas and water volumes on the Arrow system increased 50%, 121% and 102%, respectively, from the first quarter 2014. First quarter 2015, COLT Hub rail loading and pipeline volumes were up 25% and 58%, respectively, from the first quarter 2014.

Corporate expenses, including general and administrative expenses not allocated to the operating segments above, totaled $24.2 million in the first quarter 2015, compared with $24.1 million in the first quarter 2014.

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Liquidity

As of March 31, 2015, Crestwood Midstream had approximately $2,158 million of debt outstanding, composed primarily of $2,150 million of fixed-rate senior notes, and no borrowings outstanding under its $1.0 billion revolving credit facility. In March 2015, Crestwood Midstream issued $700 million of 6.25% unsecured Senior Notes due 2023 in a private offering. The net proceeds from the offering were used to pay down borrowings under the revolving credit facility and for general corporate purposes. On April 8, 2015, Crestwood Midstream used the availability under its credit facility to redeem all of its outstanding 7.75% Senior Notes due 2019.

Cost Reduction Initiative Update

During the first quarter, Crestwood completed Phase 1 of its company-wide, cost savings initiatives consisting of operational and support function consolidation and a reduction in work force of approximately 10%. As a result, Crestwood reduced first quarter operating expenses and general and administrative expenses (excluding significant costs and unit-based compensation) by $2.8 million and $2.9 million between all Crestwood entities, respectively, from the fourth quarter 2014. Crestwood remains on track to achieve $15 million of overall cost savings in 2015, with run-rate annual cost savings of $25 million to $30 million thereafter.

Business Update and Outlook

Antero Gathering and Compression System

In the first quarter 2015, Crestwood averaged gathering and compression volumes of 653 MMcf/d and 692 MMcf/d, respectively, compared to average gathering and compression volumes of 531 MMcf/d and 448 MMcf/d, respectively, in the first quarter of 2014. The increased volumes were due to new compressor stations placed in service during 2014 and 7 new wells connected to the system during the first quarter 2015. Antero has approximately 22 remaining drilled but uncompleted wells in Crestwood’s eastern dedication area. The timing of Antero’s completion of those wells will be dependent upon natural gas and natural gas liquids net-back prices received by Antero during 2015 and the completion of a new regional pipeline expected to be placed into service in the fourth quarter of 2015.

Northeast Transportation

Crestwood’s northeast pipelines transported and/or stored 1,895 MMcf/d during the first quarter 2015, compared to 1,832 MMcf/d in the first quarter 2014. The strong demand for transportation services in the Marcellus Dry region continues to support expansion projects. During the first quarter 2015, Crestwood completed the second phase of its 200 MMcf/d NS-1 pipeline expansion project and secured a 100 MMcf/d anchor shipper for its MARC I pipeline expansion. The MARC I expansion project, which is expected to be completed in the fourth quarter 2015, will include a new supply interconnect with a Williams gathering system and offer 250 MMcf/d of increased capacity into the Transco system. Crestwood also continues to move forward with the 1.0 billion cubic feet per day (“Bcf/d”) MARC II Pipeline Project for North South and MARC I customers wanting access to the proposed Penn East and Transco expansion projects. Market feedback on MARC II remains positive with discussions focusing on indicative rates and contract terms.

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Northeast Natural Gas Storage

Crestwood’s Northeast natural gas storage facilities are currently 99% subscribed throughout 2015 with approximately 5.2 Bcf, or approximately 15% of total capacity, up for renewal in 2016. The Northeast posted record cold weather in February and March 2015 driving strong demand in the major regional markets and high utilization levels across our system for a second consecutive year. Customer demand for our storage services has been consistently strong in recent years allowing for annual contracts renewals at or above current rates.

Northeast NGL Storage Project

In mid-February 2015, Crestwood participated in an issues conference for the proposed Watkins Glen NGL storage facility during which the staff of the New York State Environmental Department of Conservation (DEC) took the position that there are no significant and substantive issues that require adjudication. Initial post-conference briefs were submitted to the administrative law judge in mid-April, and Crestwood expects a ruling from the adjudicatory law judge late in the second quarter 2015.

Arrow Gathering System

In the first quarter 2015, Crestwood connected 20 wells to the Arrow gathering system, resulting in average volumes of 66 thousand barrels per day (“MBbls/d”) of crude gathering, 45 MMcf/d of gas gathering and 25 MBbls/d of water gathering. During the first quarter 2015, Crestwood continued to build out its gathering systems, improve operational efficiencies, increase crude storage capacity at the Arrow CDP, and expand downstream takeaway capacity for all three products based on continued 2015 producer development activity and the impact of stricter enforcement of North Dakota gas capture regulations intended to substantially reduce natural gas flaring.

COLT Hub

During the first quarter 2015, Crestwood’s COLT Hub posted average rail loading volumes of 123 MBbls/d and COLT Connector pipeline volumes of 34 MBbls/d. The increased rail loading volumes in the first quarter 2015 were a result of 2014 expansion projects including additional crude oil loading arms, expanded storage facilities, additional rail release and departure tracks, and continued West and East Coast refinery customer utilization of the facility due to lower market prices for Bakken crude. Crestwood’s COLT Hub remains the largest hub services facility in the Bakken offering the most tankage and pipeline connectivity as well as the highest rail loading volumes in the basin.

Jackalope Gathering and Processing Joint Venture

In the first quarter 2015, Crestwood’s PRB Niobrara Shale joint venture (owned 50%/50% between Crestwood/Williams) connected 9 wells to the Jackalope gas gathering system, resulting in average volumes of 78 MMcf/d, up 47%, compared to 53 MMcf/d in the first quarter 2014. Importantly, the joint venture completed and placed in service the 120 MMcf/d Bucking Horse gas processing plant in January 2015. The Bucking Horse plant is the

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largest new processing plant to be built in the growing PRB Niobrara shale play, providing the joint venture with a competitive advantage in the region and a second midstream service for Chesapeake Energy under its 20-year cost of service agreement.

Barnett Gathering and Processing

On March 17, 2015, Quicksilver Resources filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Crestwood has received payment for all pre-petition services and expects to continue receiving payment for post-petition services in a timely manner going forward. Prior to the Chapter 11 filing, Quicksilver made the decision to shut-in certain low volume, high operating cost wells connected to Crestwood’s system. The shut in wells decreased Crestwood’s revenues during March 2015 by approximately $0.7 million.

In anticipation of Quicksilver’s Chapter 11 filing, during the first quarter 2015, Crestwood has taken measures to reduce its operating expenses on the Cowtown (rich gas) and Lake Arlington/Alliance (dry gas) systems. For the first quarter, Crestwood has reduced operating expenses by 21% and 7%, respectively, compared to the fourth quarter 2014. During the first quarter 2015, combined Barnett area gathering volumes were approximately 385 MMcf/d compared to 387 MMcf/d in the same quarter of 2014 due to the impact of new dry gas wells completed and connected during the first quarter 2015 which offset the non-economic shut-in volumes described above and the natural production decline of the 870 active wells connected to our systems. Additionally, Crestwood is actively pursuing potential off-load agreements with third parties as well as providing additional services to existing Crestwood customers.

Tres Palacios

In March 2015, Crestwood was notified that its FERC abandonment application was denied without prejudice. Crestwood has submitted a request for rehearing of its application to obtain further clarification on the FERC’s ruling. While Crestwood will continue to evaluate next steps with the FERC, growing gas demand in the region, driven by LNG exports, increased power generation, and growing exports to Mexico, has resulted in an increase in firm storage contracts at Tres Palacios to approximately 70% of total storage capacity.

Conference Call

Management will host a conference call for investors and analysts of Crestwood today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) which will be broadcast live over the Internet. Investors may participate in the call either by phone or audio webcast.

By Phone:	Dial 201-689-8037 or 877-407-8037 at least 10 minutes before the call and ask for the Crestwood Earnings Call. A replay will be available for 7 days by dialing 877-660-6853 or 201-612-7415 and using the access code 13608046#.

By Webcast:	Connect to the webcast via the “Presentations” page of Crestwood’s Investor Relations website at www.crestwoodlp.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call for 90 days.

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Non-GAAP Financial Measures

Adjusted EBITDA and adjusted distributable cash flow are non-GAAP financial measures. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

Forward-Looking Statements

The statements in this news release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements. Although these statements reflect the current views, assumptions and expectations of Crestwood’s management, the matters addressed herein are subject to numerous risks and uncertainties which could cause actual activities, performance, outcomes and results to differ materially from those indicated. Such forward-looking statements include, but are not limited to, statements about the future financial and operating results, objectives, expectations and intentions and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect Crestwood’s financial condition, results of operations and cash flows include, without limitation, the possibility that expected cost reductions will not be realized, or will not be realized within the expected timeframe; fluctuations in crude oil, natural gas and NGL prices (including, without limitation, lower commodity prices for sustained periods of time); the extent and success of drilling efforts, as well as the extent and quality of natural gas and crude oil volumes produced within proximity of Crestwood assets; failure or delays by customers in achieving expected production in their oil and gas projects; competitive conditions in the industry and their impact on our ability to connect supplies to Crestwood gathering, processing and transportation assets or systems; actions or inactions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters and customers; the ability of Crestwood to consummate acquisitions, successfully integrate the acquired businesses, realize any cost savings and other synergies from any acquisition; changes in the availability and cost of capital; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond Crestwood’s control; timely receipt of necessary government approvals and permits, the ability of Crestwood to control the costs of construction, including costs of materials, labor and right-of-way and other factors that may impact Crestwood’s ability to complete projects within budget and on schedule; the effects of existing and future laws and governmental regulations, including environmental and climate change requirements; the effects of existing and future litigation; and risks related to the substantial indebtedness, of either company, as well as other factors disclosed in Crestwood’s filings with the U.S. Securities and Exchange Commission. You should read filings made by Crestwood with the U.S. Securities and Exchange Commission, including Annual Reports on Form 10-K and the most recent Quarterly Reports and Current Reports for a more extensive list of factors that could affect results. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. Crestwood does not assume any obligation to update these forward-looking statements.

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About Crestwood Midstream Partners LP

Houston, Texas, based Crestwood Midstream (NYSE: CMLP) is a master limited partnership that owns and operates midstream businesses in multiple unconventional shale resource plays across the United States. Crestwood Midstream is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation and terminalling of NGLs; and gathering, storage, terminalling and marketing of crude oil.

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns the general partner interest, including the incentive distribution rights and approximately 4% of the outstanding common units of Crestwood Midstream. In addition, Crestwood Equity’s operations include an NGL supply and logistics business that serves customers in the United States and Canada.

Source: Crestwood Midstream Partners LP

Crestwood Midstream Partners LP

Investor Contact

Josh Wannarka, 713-380-3081

josh.wannarka@crestwoodlp.com

Vice President, Investor Relations

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CRESTWOOD MIDSTREAM PARTNERS LP

Consolidated Statements of Operations

(in millions, except unit and per unit data)

(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31,
	2015	2014	2014
Revenues:
Gathering and processing	$77.3	$78.6	$83.3
Storage and transportation	45.7	44.3	45.2
NGL and crude services	327.5	409.9	481.5
Related party	4.6	4.2	4.4

	455.1	537.0	614.4
Costs of product/services sold:
Gathering and processing	4.4	7.7	6.3
Storage and transportation	3.3	3.2	3.0
NGL and crude services	270.6	376.2	425.2
Related party	8.3	11.0	10.1

	286.6	398.1	444.6
Expenses:
Operations and maintenance	35.1	28.0	38.9
General and administrative	24.2	24.1	21.8
Depreciation, amortization and accretion	59.9	50.8	60.5

	119.2	102.9	121.2
Other operating income (expense):
Gain (loss) on long-lived assets, net	(0.8)	0.5	(34.3)
Goodwill impairment	—	—	(48.8)
Loss on contingent consideration	—	(2.1)	—

Operating income (loss)	48.5	34.4	(34.5)
Earnings (loss) from unconsolidated affiliates, net	3.4	(0.1)	0.6
Interest and debt expense, net	(29.9)	(28.1)	(26.6)

Income (loss) before income taxes	22.0	6.2	(60.5)
Provision (benefit) for income taxes	0.3	0.7	(0.1)

Net income (loss)	21.7	5.5	(60.4)
Net income attributable to non-controlling partners	(5.6)	(3.1)	(5.5)

Net income (loss) attributable to Crestwood Midstream Partners LP	16.1	2.4	(65.9)
Net income attributable to Class A preferred units	(9.2)	—	(7.0)

Net income (loss) attributable to partners	$6.9	$2.4	$(72.9)

General partner’s interest in net income	$7.5	$7.5	$7.6

Limited partners’ interest in net income (loss)	$(0.6)	$(5.1)	$(80.5)

Net income (loss) per limited partner unit:
Basic	$—	$(0.03)	$(0.43)

Diluted	$—	$(0.03)	$(0.43)

Weighted-average limited partners’ units outstanding (in thousands):
Basic	188,290	187,840	187,972

Diluted	188,290	187,840	187,972

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CRESTWOOD MIDSTREAM PARTNERS LP

Selected Balance Sheet Data

(in millions)

	March 31,	December 31,
	2015	2014
	(unaudited)
Cash	$66.8	$4.6
Outstanding debt:
Crestwood Midstream Partners LP
Credit Facility	$—	$555.0
2019 Senior Notes	350.0	350.0
Premium on 2019 Senior Notes	0.9	1.0
2020 Senior Notes	500.0	500.0
Fair value adjustment of 2020 Senior Notes	3.8	4.0
2022 Senior Notes	600.0	600.0
2023 Senior Notes	700.0	—
Other	3.1	3.5

Total debt	$2,157.8	$2,013.5

Total partners’ capital	$4,237.8	$4,297.4

Crestwood Midstream Partners LP partners’ capital
Class A preferred units outstanding	18.3	17.9
Common units outstanding	188.3	188.0

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CRESTWOOD MIDSTREAM PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31,
	2015	2014	2014
EBITDA
Net income (loss)	$21.7	$5.5	$(60.4)
Interest and debt expense, net	29.9	28.1	26.6
Provision (benefit) for income taxes	0.3	0.7	(0.1)
Depreciation, amortization and accretion	59.9	50.8	60.5

EBITDA (a)	$111.8	$85.1	$26.6
Significant items impacting EBITDA:
Unit-based compensation charges	5.2	4.6	4.2
(Gain) loss on long-lived assets, net	0.8	(0.5)	34.3
Goodwill impairment	—	—	48.8
Loss on contingent consideration	—	2.1	—
(Earnings) loss from unconsolidated affiliates, net	(3.4)	0.1	(0.6)
Adjusted EBITDA from unconsolidated affiliates, net	6.5	1.7	2.9
Significant transaction and environmental related costs and other items	3.8	5.8	1.5

Adjusted EBITDA (a)	$124.7	$98.9	$117.7
Distributable Cash Flow
Adjusted EBITDA (a)	$124.7	$98.9	$117.7
Cash interest expense (b)	(28.0)	(26.3)	(24.8)
Maintenance capital expenditures (c)	(2.7)	(3.3)	(7.4)
(Provision) benefit for income taxes	(0.3)	(0.7)	0.1
Deficiency payments	(0.6)	1.1	3.5

Distributable cash flow attributable to CMLP (d)	$93.1	$69.7	$89.1

(a)	EBITDA is defined as income before income taxes, plus net interest and debt expense, and depreciation, amortization and accretion expense. In addition, Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates for our proportionate share of their depreciation and interest and the impact of certain significant items, such as unit-based compensation charges, gains and impairments of long-lived assets and goodwill, gains and losses on acquisition-related contingencies, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, certain costs related to our 2015 cost savings initiatives, and other transactions identified in a specific reporting period. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.
(b)	Cash interest expense is book interest expense less amortization of deferred financing costs plus bond premium amortization.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures, income taxes, deficiency payments (primarily related to deferred revenue), and other adjustments. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.

NEWS RELEASE

CRESTWOOD MIDSTREAM PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31,
	2015	2014	2014
EBITDA
Net cash provided by operating activities	$77.0	$67.7	$147.1
Net changes in operating assets and liabilities	9.2	(2.6)	(58.4)
Amortization of debt-related deferred costs and premiums	(1.9)	(1.8)	(1.8)
Interest and debt expense, net	29.9	28.1	26.6
Unit-based compensation charges	(5.2)	(4.6)	(4.2)
Gain (loss) on long-lived assets, net	(0.8)	0.5	(34.3)
Goodwill impairment	—	—	(48.8)
Loss on contingent consideration	—	(2.1)	—
Earnings (loss) from unconsolidated affiliates, net	3.4	(0.1)	0.6
Deferred income taxes	(0.1)	(0.5)	(0.1)
Provision (benefit) for income taxes	0.3	0.7	(0.1)
Other non-cash income	—	(0.2)	—

EBITDA (a)	$111.8	$85.1	$26.6
Unit-based compensation charges	5.2	4.6	4.2
(Gain) loss on long-lived assets, net	0.8	(0.5)	34.3
Goodwill impairment	—	—	48.8
Loss on contingent consideration	—	2.1	—
(Earnings) loss from unconsolidated affiliates, net	(3.4)	0.1	(0.6)
Adjusted EBITDA from unconsolidated affiliates, net	6.5	1.7	2.9
Significant transaction and environmental related costs and other items	3.8	5.8	1.5

Adjusted EBITDA (a)	$124.7	$98.9	$117.7

(a)	EBITDA is defined as income before income taxes, plus net interest and debt expense, and depreciation, amortization and accretion expense. In addition, Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates for our proportionate share of their depreciation and interest and the impact of certain significant items, such as unit-based compensation charges, gains and impairments of long-lived assets and goodwill, gains and losses on acquisition-related contingencies, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, certain costs related to our 2015 cost savings initiatives, and other transactions identified in a specific reporting period. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

NEWS RELEASE

CRESTWOOD MIDSTREAM PARTNERS LP

Segment Data

(in millions)

(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31,
	2015	2014	2014
Gathering and Processing
Revenues	$78.5	$79.5	$84.3
Costs of product/services sold	12.7	18.7	16.4
Operations and maintenance expense	14.9	13.4	18.9
Gain (loss) on long-lived assets, net	(0.3)	0.5	(32.8)
Goodwill impairment	—	—	(18.5)
Loss on contingent consideration	—	(2.1)	—
Earnings from unconsolidated affiliate	2.5	0.3	0.4

EBITDA	$53.1	$46.1	$(1.9)
Storage and Transportation
Revenues	$45.7	$44.3	$45.2
Costs of product/services sold	3.3	3.2	3.0
Operations and maintenance expense	4.3	4.3	3.7
Loss on long-lived assets	(0.5)	—	—
Earnings from unconsolidated affiliate	0.9	—	0.2

EBITDA	$38.5	$36.8	$38.7
NGL and Crude Services
Revenues	$330.9	$413.2	$484.9
Costs of product/services sold	270.6	376.2	425.2
Operations and maintenance expense	15.9	10.3	16.3
Loss on long-lived assets	—	—	(1.5)
Goodwill impairment	—	—	(30.3)
Loss from unconsolidated affiliate	—	(0.4)	—

EBITDA	$44.4	$26.3	$11.6
Total Segment EBITDA	$136.0	$109.2	$48.4
Corporate	(24.2)	(24.1)	(21.8)

EBITDA	$111.8	$85.1	$26.6

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CRESTWOOD MIDSTREAM PARTNERS LP

Operating Statistics

(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31,
	2015	2014	2014
Gathering and Processing (MMcf/d)
Marcellus	652.7	531.0	629.1
Barnett rich	148.8	174.3	162.3
Barnett dry	236.3	212.7	261.3
Fayetteville	79.4	112.8	85.2
PRB Niobrara - Jackalope Gas Gathering (a)	77.5	52.9	68.4
Other	46.3	45.6	44.8

Total gathering volumes	1,241.0	1,129.3	1,251.1
Processing volumes	202.7	189.4	186.5
Compression volumes	691.7	448.0	657.7
Storage and Transportation
Northeast Storage
Storage capacity, 100% firm contracted (Bcf)	34.8	34.8	34.8
Firm storage services (MMcf/d)	414.0	486.2	384.5
Interruptible storage services (MMcf/d)	122.9	66.9	73.9
Northeast Transportation - firm contracted capacity (MMcf/d)	1,102.0	875.0	975.0
% of operational capacity contracted	100%	100%	100%
Firm services (MMcf/d)	1,180.3	893.3	1,192.8
Interruptible services (MMcf/d)	177.4	385.6	208.5
Gulf Coast Storage - firm contracted capacity (Bcf) (b)	23.5	—	23.5
% of operational capacity contracted	61%	—%	61%
Firm storage services (MMcf/d) (b)	111.5	—	40.6
Interruptible services (MMcf/d) (b)	69.9	—	193.9
NGL and Crude Services
Arrow Midstream
Crude oil (MBbls/d)	66.4	44.1	65.8
Natural gas (MMcf/d)	44.7	20.2	42.9
Water (MBbls/d)	25.1	12.4	19.3
COLT Hub
Rail loading (MBbls/d)	122.5	98.1	111.9
Connector pipeline (MBbls/d) (c)	4.0	6.6	7.8
Crude barrels trucked (MBbls/d)	30.0	4.8	21.0
Total Bakken crude barrels handled (MBbls/d)	222.9	153.6	206.5
Douglas terminal rail loading (MBbls/d) (a)	5.3	3.2	7.5
NGL Storage capacity, 100% contracted (MBbls)	1,700.0	1,500.0	1,500.0

(a)	Represents 50% owned joint venture, operational data reported at 100%.
(b)	In December 2014, we acquired 50.01% interest in Tres Palacios Gas Storage LLC, operational data reported for the three months ended December 31, 2014 only represents December 2014 and is at 100%.
(c)	Represents only throughput leaving the terminal. Total connector pipeline throughput, including receivables was 33.5 MBbls/d, 21.2 MBbls/d, and 36.5 MBbls/d for the three months ended March 31, 2015, March 31, 2014 and December 31, 2014.